EXHIBIT 14

Stratos International, Inc. Code of Business Conduct and Ethics

INTRODUCTION

The achievement of Stratos goals is important to all of us but of equal importance is to reach them in a way that meets the exceptionally high standards of conduct established by the Company.

Every Stratos employee must know and understand the basic principles by which Stratos does business. Stratos employees must comply with all applicable laws and regulations of the countries in which we do business. In countries where the standards may not be as high as our corporate guidelines we will expect Stratos employees to also follow the corporate guidelines.

You need to understand the code of conduct of Stratos and be sure your actions and the way you conduct yourself is in accordance with our Code. If you manage other Stratos people, you also need to be sure that this Code is understood by them and you should work to create an understanding of the code and its ramifications. Remember, this is your responsibility!

This Code can never cover all of the situations, which will arise, but it does establish guidelines for good behavior. If you have a question or are not sure, please contact the Stratos hotline or contact our Stratos Legal Department. The hotline phone number is listed at the end of this Code. Please understand that all inquiries will be kept as confidential as is possible.

1. COMPLYING WITH THE LAW

All employees, officers and directors of the company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, as well as the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations that are applicable to the Company. Some specific areas of the law are set forth below. You should understand that these areas are not the only areas with which you should be concerned — all areas of the law are covered in our Code.

a. Insider Trading

Stratos has a number of plans for employees to purchase stock or to take part in stock options, etc. Stratos encourages stock ownership on a prudent basis but it is important to know that it is illegal to trade stock in Stratos or any other company where the employee has, as a result of his or her work at Stratos, received what would be considered insider information. This is information not available to the general public. Insider trading can lead to potential fines and jail sentences. If you have any questions, please contact the Stratos Legal Department or call the hotline phone number listed at the end of this Code.

b. Anti-Trust

Stratos works hard to win business and provide outstanding service. However, we do not allow any action or agreement that in any way “restrains trade” i.e., which limits free competition. This includes any understanding or agreement among competitors to fix or any control of prices, terms of sale, costs, profits, etc. There are potential fines and jail sentences for people who violate these laws.

If you have any questions as to whether something violates any trade regulations or in any way restricts fair competition, please contact the Stratos Legal Department or call the hotline phone number listed at the end of this Code.

c. Foreign Corrupt Practices Act

Stratos works to follow the laws and business practices where we operate whether in the United States or any other country throughout the world. This means that the standards and guidelines set forth in this Code apply equally to conduct and transactions overseas.

The Foreign Corrupt Practices Act is the major U.S. law that governs business conduct outside of the United States. The Foreign Corrupt Practices Act prohibits Stratos from making any payments or offers of payments to anyone in a foreign government or foreign political party in order to obtain or to retain business. Stratos also does not pay commissions to third parties who in turn pay any foreign government or political party in order to obtain or to retain business. Violations of these laws can lead to potential fines and jail sentences.

d. Environmental, Health and Safety

Stratos is interested in protecting the environment in which we live. We recognize our collective responsibilities to work to keep the environment clean and safe for future generations. Accordingly, Stratos follows the laws and regulations of the countries and communities where we operate. Should these be less stringent than our internal standards then the internal Stratos standards will apply. Stratos also wants to insure a safe and healthy work environment for all its employees. Stratos employees must follow all safety and health requirements that are issued by the Company. If any employee feels that there is some operation which may not be safe or which does not meet the Stratos code or which does not meet any of the codes of the countries in which we operate, they must notify Stratos management, the Stratos Legal Department or call the hotline phone number listed at the end of this Code.

2. CONFLICTS OF INTEREST

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively.

Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party.

Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law now generally prohibits loans to directors and executive officers.

Stratos employees or members of their families should not have a direct or indirect interest in any company or any organization that in any way is affected by Stratos business including, but not limited to, a supplier, customer, or competitor of Stratos. Stratos employees may own shares in listed suppliers as long as the investment is pre-approved by our Legal Department or is either 1% or less of the listed company or not more than $50,000 in total value unless the investment is part of a mutual fund portfolio.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with a corporate officer or the Stratos Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

3. CORPORATE OPPORTUNITY

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company, e.g., opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

4. CONFIDENTIALITY

Employees, officers and directors of Stratos must maintain the confidentiality of nonpublic information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Stratos Legal Department or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Legal Department if they believe they have a legal obligation to disclose confidential information.

Stratos has a great deal of confidential information. “Confidential Information” includes all nonpublic information that might be of use to competitors of the Company, or harmful to the company or its customers if disclosed. This includes new product designs, technical information on our products or our development or manufacturing processes as well as internal financial or costing data, data on suppliers, customers or employees and information relating to contemplated Company transactions. This information must be kept confidential. It should not be transferred outside the company either by mail or electronically or physically taken out of the company without the approval of a corporate officer or the Stratos Legal Department.

Stratos confidential information may not be given to anyone outside of the Company or to another employee who clearly does not have a “need to know” to do their job. Confidential information is very important to Stratos and must be protected.

5. FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) does not have a value greater than US$250, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

6. PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Stratos has a policy to maintain accurate records reflecting fairly the Company’s transfer and disposal of assets. Employees must make sure that all Company assets are protected and properly recorded and, if used outside the Company, then returned to Stratos if the employee leaves the Company.

7. FINANCIAL CONTROLS

Employees must make sure that payments made on behalf of the company are approved in accordance with applicable Company policy and procedures and made with the appropriate and accurate supporting documentation. All employees must ensure that all expenditures for the Company in terms of Company paid meals, travel, entertainment or other business expenses are correctly and accurately reported and approved in accordance with applicable Company policy and procedures. Where possible, expenditures should also be pre-approved.

8. FINANCIAL REPORTING AND ACCOUNTING COMPLAINTS

As a public company, it is of critical importance that the Company’s filings with the United States Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the hotline phone number listed at the end of this Code, which will treat such submissions confidentially. It is the responsibility of the Legal Department to direct such submissions to the attention of the Audit Committee, or any director who is a member of the Audit Committee.

9. EMPLOYMENT PRACTICES

Stratos is an equal opportunity employer in terms of hiring, promoting and, should it be necessary, in termination.

Stratos does not tolerate any form of harassment nor inappropriate remarks or abusive actions by any of its employees.

Stratos does not allow the use, sale, transfer or possession or the presence in one’s internal system of any illegal or controlled substance by any person while on Company property or Company business.

Stratos believes in “open communications” and encourages all employees to work to improve the company through suggestion for improvements. It also welcomes questions about the Company, our policies and procedures, our strategies and goals, and the results that are generated by the Company.

10. ELECTRONIC INFORMATION

Electronic communications are increasing rapidly. Stratos confidential information rules apply to information transported electronically just as they do to more traditional routes. (See the rules above regarding confidentiality.)

Downloading of any information from the Internet is not allowed unless it is part of your daily work. In addition, no software may be downloaded or used without the approval of the Information Systems group or the Legal Department.

11. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company has occurred or may occur should contact either their supervisors or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Stratos Legal Department or the Audit Committee of the Board of Directors or call the hotline phone number listed at the end of this Code. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable laws, regulations or legal proceedings.

12. NO RETALIATION

Stratos will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

13. AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by a designated committee of the Board, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the National Association of Securities Dealers, Inc.

14. FAILURE TO FOLLOW CODE PROVISIONS

Failure of an employee, officer or director to follow the provisions of this Code may result in disciplinary action up to and including discharge in addition to any civil or criminal liability that might result from the offender’s actions. The Human Resources Department will be notified of and participate in any investigations undertaken in connection with this action.

A FINAL WORD

Please note that this Code does not specifically cover all types of conduct nor answer all of the questions you may have. If there is any doubt whether you should do something, it is best to think of the following question: “If I took the action and it became public would Stratos or I be embarrassed or be subject to any disciplinary action?” If yes, don’t do it! If you are not sure, seek advice from your supervisor or the Stratos Legal Department or call the Stratos hotline phone number at 708-457-2516.